 FOR IMMEDIATE RELEASE

PERRIGO REPORTS RECORD SECOND QUARTER SALES

* Fiscal second quarter revenue increased $126 million, or 29%, to $561 million as compared to $435 million this quarter a year ago

* Fiscal second quarter GAAP net income was $25 million, or $0.27 per share, while adjusted net income increased 25% to $43 million, or $0.46 per share

* Consumer Healthcare fiscal second quarter revenue increased by $126 million or 39%; driven by $77 million in new product sales

* Company amends adjusted full year fiscal 2009 earnings guidance to be in a range of $1.75 to $1.90 per share

ALLEGAN, Mich. – Feb. 3, 2009 – Perrigo Company (NASDAQ: PRGO; TASE) today announced results for its fiscal year 2009 second quarter and six months that ended December 27, 2008.

Perrigo Company
(in thousands, except per share amounts)

	Second Quarter		Six Months
	2009	2008	2009	2008
Net Sales	$561,477	$435,483	$1,041,713	$818,223
Reported Net Income	$24,993	$34,289	$62,951	$68,308
Adjusted Net Income	$42,716	$34,289	$81,313	$68,308
Diluted EPS	$0.27	$0.36	$0.67	$0.72
Adjusted Diluted EPS	$0.46	$0.36	$0.86	$0.72
Diluted Shares	93,587	95,283	94,076	95,104

Second Quarter Results

Net sales for the second quarter of fiscal 2009 were a record $561.5 million, an increase of 29%. Reported net income was $25.0 million, or $0.27 per share, compared with $34.3 million, or $0.36 per share, a year ago, a decrease of 27%. Excluding charges as outlined in Table II at the end of this release, second quarter fiscal 2009 adjusted net income was $42.7 million, or $0.46 per share.

The Company incurred a charge of $15.1 million, or $0.16 per share, related to the write-down of auction rate securities purchased in Israel from Lehman Brothers. These assets were written down from a face value of $18.0 million and continue to be held in non-current assets. The market for these securities has been illiquid for over 12 months, and the credit worthiness of underlying issuers has continued to deteriorate significantly. As a result, per Financial Accounting Standard 115 “Accounting for Certain Investments in Debt and Equity Securities,” the impairment of these securities can no longer be considered to be temporary.

(Refer to Table II at the end of this press release for additional adjustments in the current year period and additional non-GAAP disclosure information.)

Perrigo’s Chairman and CEO Joseph C. Papa stated, “In the second quarter, we achieved record sales with our new products contributing $84 million to top line growth. This past quarter, the over-the-counter category grew 4% versus second quarter last year and the store brand category grew nearly 17%, while Perrigo grew 39%. Store brand offerings continue to perform well as our retailers promote these products to help their customers through these trying times.”

Six Months Results

Net sales for the first half of fiscal 2009 were $1,041.7 million, an increase of 27% over fiscal 2008. The increase was driven primarily by the Consumer Healthcare segment and included consolidated new product sales of approximately $156 million. Reported gross profit was $298.5 million, up 20% over fiscal 2008, driven by the Consumer Healthcare segment. The reported gross profit percentage in the first half of fiscal 2009 was 29%, down from 30% last year. Operating expenses were $179.2 million, an increase of 18% over fiscal 2008, but as a percent of sales were slightly lower than fiscal 2008. Reported net income was $63.0 million, a decrease of 8% from fiscal 2008. Adjusted net income was $81.3 million or an increase of 19% from fiscal 2008.

Consumer Healthcare

           Consumer Healthcare segment net sales in the second quarter were a record $446.4 million compared with $320.2 million in the second quarter last year, an increase of $126.2 million or 39%. The increase resulted from approximately $77 million of new product sales, and a $15.3 million increase in domestic sales of existing products. Sales also included $33.4 million of sales from the acquisitions of JB Laboratories and Unico Holdings. In addition, international acquisitions, including Galpharm, Brunel and Diba, added $18.9 million.

Reported operating income was $56.3 million, compared with $38.8 million a year ago, largely driven by sales of new, higher margin products and improved management of operating expenses. Adjusted operating income was $60.1 million or an increase of 55% compared to a year ago.

For the first six months of fiscal year 2009, Consumer Healthcare net sales increased 38% or $224.1 million compared to fiscal 2008.  The increase resulted from approximately $143.8 million of new product sales and a $38.2 million increase from higher domestic sales of existing products. The increase also included sales of $70.6 million from the Company’s recent acquisitions, which were slightly offset by the absence of the U.K.’s vitamins, minerals and supplements business’ sales of $16.0 million and the unfavorable effect of foreign currency exchange of $10.0 million.

On October 6, the Company announced that it acquired Laboratorios Diba, S.A. (Diba) for approximately $25 million in cash. Based in Guadalajara, Mexico, privately-held Diba is a store brand manufacturer of over-the-counter (OTC) and prescription pharmaceuticals, including antibiotics, hormonals and opthalmics. The acquisition is expected to add approximately $15 million of annual sales.

On November 13, the Company announced that it acquired Unico Holdings (Unico) for approximately $52 million in cash. Based in Lake Worth, Florida, privately-held Unico is the leading manufacturer of store brand pediatric electrolytes, enemas and feminine hygiene products for retail customers in the U.S. The acquisition is expected to add approximately $50 million of annual sales and to be accretive to earnings in the first 12 months.

On December 29, the Company announced that it received final approval from the U.S. Food and Drug Administration (FDA) for its Abbreviated New Drug Application (ANDA) for OTC Ibuprofen and Diphenhydramine Citrate Tablets, 200/38 mg. The Company expects to begin shipping the product to retailers during the first quarter of calendar year 2009. The product will be marketed under store brand labels and is comparable to Wyeth Consumer Healthcare’s Advil® PM tablets, 200/38 mg, indicated as a pain reliever (NSAID)/nighttime sleep-aid. Estimated brand sales for the product for the last 12 months ending December 21, 2008 were $71 million.

Rx Pharmaceuticals

The Rx Pharmaceutical segment second quarter net sales were $40.4 million compared with $38.7 million a year ago. This increase resulted primarily from new product sales of approximately $5.7 million and a slight increase in sales volumes on the Company’s existing portfolio of products. These increases were partially offset by a $1.8 million reduction in non-product revenue, along with continued pricing pressure due to changes in customer mix and increased competition in the marketplace for generic drugs. Operating income was $7.2 million, compared with $8.4 million last year.

For the first six months of fiscal year 2009, net sales for the Rx Pharmaceutical segment were relatively flat compared to fiscal 2008. Sales increased due to new product sales of approximately $10.0 million, along with an increase in sales volumes on the Company’s existing portfolio of products. These increases were offset by a $6.0 million reduction in non-product revenue, along with unfavorable changes in customer mix and increased competition in the marketplace for generic drugs.

On November 19, the Company acknowledged the settlement of patent litigation brought by Sanofi-Aventis against Barr Laboratories, Inc. (Barr), a subsidiary of Barr Pharmaceuticals, Inc. The suit was brought in the U.S. District Court of Delaware in 2006 based upon Barr’s filing of an ANDA for Triamcinolone Acetonide Nasal Spray containing a paragraph IV certification. Barr believes that it is the first to file an ANDA containing a paragraph IV certification for NASACORT®AQ. Barr developed its Triamcinolone Acetonide Nasal Spray product with the Company and  is awaiting final approval from the FDA. NASACORT®AQ had annual sales of approximately $325 million for the 12 months ended November 2008, based on Wolters Kluwer sales data.

On December 4, the Company announced that all Hatch-Waxman litigation relating to Desloratadine tablets (5 mg) had been settled with the Company taking a license under all relevant patents.  Under the terms of the settlement, the Company can commercially launch its generic Desloratadine product on July 1, 2012, or earlier in certain circumstances.  The new product launch may be a prescription or OTC product depending on its status at the time of launch. The Company’s product is awaiting FDA approval. This product seeks an AB-rating as equivalent to Schering-Plough’s Clarinex® tablets (5 mg) indicated for the treatment of seasonal allergic rhinitis, perennial allergic rhinitis and chronic idiopathic urticaria. Sales for the brand were approximately $300 million for the 12 months ending November 2008, according to Wolters Kluwer data.

API

The API segment reported second quarter net sales of $31.9 million compared with $34.6 million a year ago, reflecting lower sales in two key products and unfavorable changes in foreign currency exchange rates. Operating income was $1.1 million, compared with $3.4 million last year, reflecting lower sales volume and unfavorable foreign currency exchange rate changes. For the first six months of fiscal year 2009, net sales decreased 10% or $7.3 million, compared to fiscal 2008. This decrease was due primarily to a decline of approximately $13.3 million in sales of two key products, partially offset by $6.0 million in increased volume on the remaining portfolio of existing products, favorable changes in the foreign currency exchange rate and new product sales.

Other

The Other category, consisting of the Israel Consumer Products and Israel Pharmaceutical and Diagnostic Products operating segments, reported second quarter net sales of $42.8 million, compared with $42.0 million a year ago. Operating income was $0.5 million, down from $3.4 million last year, due primarily to recognizing a loss on assets that fund the Israeli post employment obligations. Year-to-date net sales for fiscal 2009 increased 8% or $6.7 million, compared to fiscal 2008. The increase was due primarily to approximately $8.7 million of favorable changes in the foreign currency exchange rate.

Chairman and CEO Joseph C. Papa concluded, “The Perrigo business model remains strong. Despite an unprecedented negative economic environment, we have grown our business and expect to continue to do so given the momentum we have in our healthy OTC business and our strong balance sheet. But we are not immune to the effects of this economy. The API market is changing rapidly as our customers consolidate and manage their own costs, changing the timing of new product development activities. The requirement to recognize a loss on the assets that fund our Israeli post employment obligations was an unexpected result of global financial distress. As a result of unusually volatile foreign currency markets, our international businesses were atypically impacted by exchange rates. Increased sales in our nutrition product category as a result of high customer demand were offset by increased materials costs and additional costs of managing through short-term capacity constraints. To counteract these forces, we are in the process of changing our cost base in Israel, cutting corporate expenses and removing underperforming products and assets. It is imperative that we not rest on OTC’s strong performance alone, but rather continue to look for additional ways to drive return on invested capital and to position ourselves for any environment.”

“As a result of the combination of these factors, we are now expecting adjusted fiscal 2009 earnings to be between $1.75 and $1.90 per share, which implies a year over year growth rate of adjusted earnings of 11 to 20% over fiscal 2008. This is down from our previous guidance of $1.92 to $2.00 per share, excluding charges outlined in Table III at the end of this release. Reported fiscal 2009 earnings per share are expected to be between $1.55 and $1.70 per share.“

“Looking ahead, we believe Perrigo is well positioned to continue to add value to our customers and shareholders.”

Perrigo will host a conference call to discuss fiscal 2009 second quarter results at 10:00 a.m. (ET) on Tuesday, February 3. The conference call will be available live via webcast to interested parties on the Perrigo website http://www.perrigo.com or by phone 877-248-9413, International 973-582-2737 and reference ID# 80886866. A taped replay of the call will be available beginning at approximately 2:00 p.m. (ET) Tuesday, February 3, until midnight Friday, February 13, 2009. To listen to the replay, call 800-642-1687, International 706-645-9291, access code 80886866.

Perrigo Company is a leading global healthcare supplier that develops, manufactures and distributes OTC and generic prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients (API) and consumer products.  The Company is the world’s largest manufacturer of OTC pharmaceutical products for the store brand market. The Company’s primary markets and locations of manufacturing and logistics operations are the United States, Israel, Mexico and the United Kingdom. Visit Perrigo on the Internet (http://www.perrigo.com).

            Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections.  While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended June 28, 2008, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Arthur J. Shannon, Vice President, Investor Relations and Communication
(269) 686-1709
    E-mail: ajshannon@perrigo.com

Daniel B. Willard, Manager, Investor Relations and Communication
(269) 686-1597
    E-mail: dbwillard@perrigo.com

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Second Quarter		Year-to-Date
	2009	2008	2009	2008

Net sales	$561,477	$435,483	$1,041,713	$818,223
Cost of sales	407,174	304,674	743,195	570,143
Gross profit	154,303	130,809	298,518	248,080

Operating expenses
Distribution	7,643	7,744	15,612	14,818
Research and development	19,923	16,143	38,147	32,463
Selling and administration	65,784	57,626	125,125	104,844
Subtotal	93,350	81,513	178,884	152,125
Write-off of in-process research and development	279	-	279	-
Total	93,629	81,513	179,163	152,125

Operating income	60,674	49,296	119,355	95,955
Interest, net	7,464	3,674	13,310	8,329
Other (income) expense, net	891	(513)	1,006	(1,086)
Investment impairment	15,104	-	15,104	-

Income before income taxes	37,215	46,135	89,935	88,712
Income tax expense	12,222	11,846	26,984	20,404

Net income	$24,993	$34,289	$62,951	$68,308

Earnings per share
Basic	$0.27	$0.37	$0.68	$0.73
Diluted	$0.27	$0.36	$0.67	$0.72

Weighted average shares outstanding
Basic	92,044	93,147	92,415	93,186
Diluted	93,587	95,283	94,076	95,104

Dividends declared per share	$0.055	$0.050	$0.105	$0.095

PERRIGO COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 27,	June 28,	December 29,
	2008	2008	2007
Assets
Current assets
Cash and cash equivalents	$162,164	$318,604	$72,163
Investment securities	9	560	29,642
Accounts receivable, net	359,136	350,272	311,013
Inventories	430,719	399,972	326,002
Current deferred income taxes	48,725	43,342	38,683
Income taxes refundable	22,965	6,883	4,568
Prepaid expenses and other current assets	25,969	37,226	21,415
Total current assets	1,049,687	1,156,859	803,486

Property and equipment	746,184	745,840	687,068
Less accumulated depreciation	(385,542)	(388,945)	(358,068)
	360,642	356,895	329,000

Restricted cash	400,000	400,000	400,000
Goodwill	267,937	282,417	212,934
Other intangible assets	230,961	229,327	191,430
Non-current deferred income taxes	63,837	74,737	59,925
Other non-current assets	52,613	74,842	42,535
	$2,425,677	$2,575,077	$2,039,310

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$266,189	$253,307	$194,214
Notes payable	-	-	3,937
Payroll and related taxes	51,445	77,140	44,673
Accrued customer programs	52,855	53,668	48,882
Accrued liabilities	48,954	56,958	40,137
Current deferred income taxes	18,354	24,493	20,320
Current portion of long-term debt	17,050	20,095	16,539
Total current liabilities	454,847	485,661	368,702

Non-current liabilities
Long-term debt	892,050	895,095	648,077
Non-current deferred income taxes	136,625	139,212	106,569
Other non-current liabilities	116,430	121,394	99,566
Total non-current liabilities	1,145,105	1,155,701	854,212

Shareholders' equity
Preferred stock, without par value, 10,000 shares authorized	-	-	-
Common stock, without par value, 200,000 shares authorized	442,774	488,537	505,076
Accumulated other comprehensive income	39,716	155,184	79,470
Retained earnings	343,235	289,994	231,850
Total shareholders' equity	825,725	933,715	816,396
	$2,425,677	$2,575,077	$2,039,310

Supplemental Disclosures of Balance Sheet Information
Allowance for doubtful accounts	$11,324	$9,931	$8,944
Working capital	$594,840	$671,198	$434,784
Preferred stock, shares issued	-	-	-
Common stock, shares issued	92,129	93,311	93,353

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year-To-Date
	2009	2008
Cash Flows (For) From Operating Activities
Net income	$62,951	$68,308
Adjustments to derive cash flows
Write-off of in-process research and development	279	-
Depreciation and amortization	34,362	30,983
Asset impairments	16,704	-
Share-based compensation	4,923	3,930
Income tax benefit from exercise of stock options	646	2,094
Excess tax benefit of stock transactions	(3,365)	(3,209)
Deferred income taxes	(8,035)	1,908
Sub-total	108,465	104,014

Changes in operating assets and liabilities, net of asset and business acquisitions
Accounts receivable	(13,849)	(22,125)
Inventories	(28,714)	(24,238)
Income taxes refundable	(22,965)	(4,568)
Accounts payable	13,674	24,951
Payroll and related taxes	(26,496)	(2,605)
Accrued customer programs	(813)	664
Accrued liabilities	(10,289)	(6,663)
Accrued income taxes	14,607	13,475
Other	2,361	10,131
Sub-total	(72,484)	(10,978)
Net cash from operating activities	35,981	93,036

Cash Flows (For) From Investing Activities
Purchase of securities	-	(133,791)
Proceeds from sales of securities	-	153,502
Cash acquired in asset exchange	2,115	-
Acquisitions of businesses, net of cash acquired	(88,224)	-
Acquisition of intangible assets	(1,000)	(12,401)
Additions to property and equipment	(20,929)	(13,714)
Net cash for investing activities	(108,038)	(6,404)

Cash Flows (For) From Financing Activities
Repayments of short-term debt, net	(13,736)	(7,839)
Borrowings of long-term debt	-	50,000
Repayments of long-term debt	(14,287)	(55,000)
Excess tax benefit of stock transactions	3,365	3,209
Issuance of common stock	8,892	16,029
Repurchase of common stock	(62,297)	(35,417)
Cash dividends	(9,710)	(8,898)
Net cash for financing activities	(87,773)	(37,916)

Net increase (decrease) in cash and cash equivalents	(159,830)	48,716
Cash and cash equivalents, at beginning of period	318,604	30,305
Effect of exchange rate changes on cash	3,390	(6,858)
Cash and cash equivalents, at end of period	$162,164	$72,163

Supplemental Disclosures of Cash Flow Information
Cash paid/received during the period for:
Interest paid	$24,206	$19,561
Interest received	$13,448	$10,392
Income taxes paid	$44,322	$11,331
Income taxes refunded	$1,084	$1,288

Table I
PERRIGO COMPANY
SEGMENT INFORMATION
(in thousands)
(unaudited)

	Second Quarter		Fiscal Year
	2009	2008	2009	2008
Segment Sales
Consumer Healthcare	$446,410	$320,205	$812,612	$588,464
Rx Pharmaceuticals	40,401	38,655	73,576	73,615
API	31,866	34,608	66,109	73,422
Other	42,800	42,015	89,416	82,722
Total	$561,477	$435,483	$1,041,713	$818,223

Segment Operating Income (Loss)
Consumer Healthcare	$56,305	$38,838	$115,420	$68,856
Rx Pharmaceuticals	7,172	8,365	8,956	15,810
API	1,062	3,423	1,497	10,699
Other	456	3,424	1,705	6,054
Unallocated expenses	(4,321)	(4,754)	(8,223)	(5,464)
Total	$60,674	$49,296	$119,355	$95,955

Table II
PERRIGO COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Second Quarter		Fiscal Year
	2009	2008	2009	2008

Net sales	$561,477	$435,483	$1,041,713	$818,223

Reported gross profit	$154,303	$130,809	$298,518	$248,080
Inventory step-up - Unico	1,062	-	1,062	-
Inventory step-up - Diba	767	-	767	-
Inventory step-up - JB Labs	358	-	358	-
Impairment of fixed assets	1,600	-	1,600	-
Adjusted gross profit	$158,090	$130,809	$302,305	$248,080
Adjusted gross profit %	28.2%	30.0%	29.0%	30.3%

Reported operating income	$60,674	$49,296	$119,355	$95,955
Inventory step-up - Unico	1,062	-	1,062	-
Inventory step-up - Diba	767	-	767	-
Inventory step-up - JB Labs	358	-	358	-
Impairment of fixed assets	1,600	-	1,600	-
Write-off of in-process R&D - Diba acquisition	279	-	279	-
Loss on asset exchange	-	-	639	-
Adjusted operating income	$64,740	$49,296	$124,060	$95,955
Adjusted operating income %	11.5%	11.3%	11.9%	11.7%

Reported net income	$24,993	$34,289	$62,951	$68,308
Inventory step-up - Unico (4)	645	-	645	-
Inventory step-up - Diba (1)	552	-	552	-
Inventory step-up - JB Labs (2)	229	-	229	-
Impairment of fixed assets (3)	992	-	992	-
Write-off of in-process R&D - Diba acquisition (1)	201	-	201	-
Investment impairment (5)	15,104	-	15,104	-
Loss on asset exchange (5)	-	-	639	-
Adjusted net income	$42,716	$34,289	$81,313	$68,308

Diluted earnings per share
Reported	$0.27	$0.36	$0.67	$0.72
Adjusted	$0.46	$0.36	$0.86	$0.72

Diluted weighted average shares outstanding	93,587	95,283	94,076	95,104

(1)	Net of taxes at 28%
(2)	Net of taxes at 36%
(3)	Net of taxes at 38%
(4)	Net of taxes at 39.3%
(5)	No tax impact

Table II (Continued)
REPORTABLE SEGMENTS
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)
(unaudited)

	Second Quarter		Fiscal Year
	2009	2008	2009	2008
Consumer Healthcare
Net sales	$446,410	$320,205	$812,612	$588,464

Reported gross profit	$114,977	$86,553	$224,284	$158,909
Inventory step-up - Unico	1,062	-	1,062	-
Inventory step-up - Diba	767	-	767	-
Inventory step-up - JB Labs	358	-	358	-
Impairment of fixed assets	1,600	-	1,600	-
Adjusted gross profit	$118,764	$86,553	$228,071	$158,909
Adjusted gross profit %	26.6%	27.0%	28.1%	27.0%

Reported operating expenses	$58,672	$47,715	$108,864	$90,053
Loss on asset exchange	-	-	(639)	-
Adjusted operating expenses	$58,672	$47,715	$108,225	$90,053
Adjusted operating expenses %	13.1%	14.9%	13.3%	15.3%

Reported operating income	$56,305	$38,838	$115,420	$68,856
Inventory step-up - Unico	1,062	-	1,062	-
Inventory step-up - Diba	767	-	767	-
Inventory step-up - JB Labs	358	-	358	-
Impairment of fixed assets	1,600	-	1,600	-
Loss on asset exchange	-	-	639	-
Adjusted operating income	$60,092	$38,838	$119,846	$68,856
Adjusted operating income %	13.5%	12.1%	14.7%	11.7%

Unallocated
Reported operating loss	$(4,321)	$(4,754)	$(8,223)	$(5,464)
Write-off of in-process R&D - Diba acquisition	279	-	279	-
Adjusted operating loss	$(4,042)	$(4,754)	$(7,944)	$(5,464)

Table III
2009 GUIDANCE
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

Full Year
Fiscal 2009 Guidance

Reported earnings per share range	$1.55 - $1.70
Loss on asset exchange	$0.007
Charges associated with inventory step-ups	$0.023
Fixed asset impairment	$0.011
Write-off of in-process R&D	$0.002
Investment impairment	$0.161
Adjusted earnings per share range	$1.75 - $1.90